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                                                                       [ON LOGO]

                                                                   Exhibit 10.57

                                                    ON Semiconductor Corporation
                                                            5005 E. McDowell Rd.
                                                          Phoenix, Arizona 85008



VIA FACSIMILE: 408.378.5167
AND FEDERAL EXPRESS DELIVERY

                                 March 14, 2003

Donald Colvin
115 Los Petios
Los Gatos, CA 95032

Dear Donald:

We are pleased to extend you an offer of employment to join ON Semiconductor.

Employment refers to your employment by ON Semiconductor Corporation ("Company"), its primary operating company, Semiconductor Components Industries, LLC ("SCI, LLC") or any of their subsidiaries (collectively "ON Semi").

This letter ("Offer Letter") confirms our offer of employment to you and sets forth the terms and conditions of that offer. Your offer and this Offer Letter are contingent upon: (1) successful completion of a urinalysis drug test (i.e., negative test result) in accordance with SCI, LLC's policy on applicant drug testing; (2) successful background investigation and verification of salary and all other information you have submitted to us; (3) providing proof of identity and employment authorization to work in the United States; and (4) approval of the Company's Board of Directors.

POSITION

Initially, you will serve as the Company's Senior Financial Director. Upon the resignation of the Company's current Chief Financial Officer, which will be effective April 2, 2003, your title will be changed to and you will serve the Company as the Senior Vice President and Chief Financial Officer of ON Semi, with direct responsibility for the finance departments of these entities. Additionally, you will have such other titles as ON Semi may determine are customary for your position and responsibilities within the corporate organizational structure of ON Semi.

BASE SALARY AND VARIABLE PAY BONUS

You will be paid a base salary of $12,307.69 bi-weekly, which equates to $320,000 annually

For 2003 and beyond, you will be eligible for a variable pay bonus based on your individual and company performance of ON Semi under a bonus plan for ON Semi as may be in effect from
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Donald Colvin Letter
March 14, 2003

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time to time ("Bonus"). At your position, your total annual performance Bonus payout is currently "targeted" to be 60% of your actual base salary earned in the applicable calendar year ("Target Amount"). This is a target percentage only. Under the Bonus plan, your Bonus could be zero and your actual bonus amount could be lower or higher than the Target Amount depending on several factors. Further, any Bonus would be subject to additional terms and conditions as set forth in the plan document approved by the Board of Directors of the Company or its designee, which plan is subject to amendment from time to time and termination at any time. Notwithstanding the above, in the event that the amount of your Bonus earned under the Bonus plan for the calendar year 2003 is less than 50% of your Target Amount for 2003, on or about the date that final Bonus amounts are paid in 2004 with respect to the calendar year 2003, SCI, LLC will pay you a special additional bonus equal to the difference between the amount actually earned under the Bonus plan for 2003 and 50% of the Target Amount.

STOCK OPTION

On or after the commencement date of employment, we will request approval by the Company's Board of a stock option grant (the "Options") to you for the purchase of 600,000 shares of the Company's common stock at an exercise price equal to the "Fair Market Value" of our stock as of the grant date, as determined under our 2000 Stock Incentive Plan ("Plan"). We expect that the Options will generally vest in 25% increments over a four (4) year period beginning on the first anniversary of the grant date, subject to your continued employment by ON Semi on each such date that a portion of the Options are to become exercisable. The Options will be subject to additional terms and conditions under the Plan as well as in a separate stock option agreement. In the event that your employment with ON Semi is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below) within the two-year period following a Change of Control (as defined in the Plan), the Options will become immediately exercisable.

CERTAIN OTHER BENEFITS

SCI, LLC will reimburse you for your reasonable relocation expenses for the relocation of you and your immediate family to the Phoenix metropolitan area, including reimbursing you for temporary housing expenses for you for up to three
(3) months following your employment commencement date with ON Semi, in accordance with our existing relocation policy applicable to our senior executives.

Further, SCI, LLC will provide you with an executive car allowance of $1,200 per month. In addition to your base salary, SCI, LLC offers a comprehensive benefits package, which includes medical, dental, vision and life insurance coverage. Once eligible, you may also participate in the ON Semi 401(k) Savings Plan, which may include an employer match pursuant to the 401(k) Savings Plan.

During your employment by ON Semi, you are entitled to three (3) weeks of paid vacation time for the calendar year 2003 and four (4) weeks paid vacation time in each subsequent year.
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Donald Colvin Letter
March 14, 2003

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Additionally, ON Semi has an executive deferred compensation plan, which allows you to defer certain compensation tax free under the terms of this plan. You will also be eligible to enroll in the ON Semi Employee Stock Purchase Plan ("ESPP"). Participation in the ESPP will provide you with an opportunity to share in increases in the Company's stock price, as well as enjoy a discount on the initial purchase price. Details of these plans will be explained when you commence employment with ON Semi.

ON Semi reserves the right to amend or terminate the above-described plans and policies at any time and from time to time.

AGREEMENT TO PURCHASE STOCK

You will, within sixty (60) days of the date of commencement of employment, excluding any days that may form part of a blackout period during which you are not permitted by Company policy or applicable law to purchase equity securities of the Company, purchase in the aggregate that number of shares of common stock of the Company that results from dividing $100,000 by the Fair Market Value (as defined in the Plan) on each date of purchase of a share of common stock of the Company, with any fractional number of shares that results from such division being rounded up to the nearest whole number of shares of common stock. You will, in the Company's sole discretion, purchase such shares of common stock of the Company on the open market or directly from the Company.

TERMINATION TERMS

In the event your employment with ON Semi is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below), you will receive the payments and benefits set forth below; provided, however that the payments and benefits provided herein are subject to and conditioned upon: (1) your executing a valid and effective general release and waiver (in the form reasonably acceptable to ON Semi), waiving all claims you may have against ON Semi, its successors, assigns, affiliates, executives, officers, employees, members, partners, shareholders and directors; (2) your execution of a severance agreement at the time of termination that includes, among other provisions, covenants by you with regard to confidentiality, nondisparagement, and nonsolicitation/interference/noncompete; and (3) your compliance with the terms and conditions of this Offer Letter.

1. SCI, LLC shall pay severance payments equal to one (1) year of your annual base salary in effect immediately prior to your date of termination. Following the effective date of your termination, the severance payments will be paid to you ratably in equal installments over the one (1) year period subsequent to your date of termination in accordance with SCI, LLC's normal payroll practices ("Severance Period"). Notwithstanding the foregoing, you will be required to mitigate any damages that you may incur as a result of a termination of your employment by the Company without Cause or by you for Good Reason by seeking employment comparable in terms of compensation, position and location
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Donald Colvin Letter
March 14, 2003

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      to your employment hereunder. Subject to paragraph 3 below, any amounts that you earn pursuant to such employment during the Severance Period shall offset and reduce the amount of severance paid to you by SCI, LLC under this Offer Letter. For purposes of these three paragraphs, "employment" shall mean any activity for which you are compensated as a result of the rendering of services, whether such services are rendered as a common law employee, a partner, sole proprietor, independent contractor or otherwise. You will be required to provide such evidence as ON Semi may reasonably require regarding the amount of such earnings.

2. During the Severance Period, SCI, LLC will pay for any continuation of medical benefits for you and your family for which you are eligible pursuant to a valid COBRA election. The foregoing notwithstanding, in the event that you become eligible for medical benefits in connection with new employment during the Severance Period, the coverage provided by SCI, LLC under this subsection shall terminate immediately. You agree that you will notify ON Semi promptly of your subsequent employment and eligibility for benefits.

3. In the event that during the Severance Period and while SCI, LLC is still obligated to pay the severance payments in paragraph 1 above, you commence employment with an employer who is located outside of the Phoenix metropolitan area and you are required to and actually do relocate to such other location, SCI, LLC will continue to make severance payments to you in an amount equal to 50% of the rate of the severance payment being paid to you immediately prior to the commencement of your new employment as provided in paragraph 1 above, provided, however, that in no event shall any severance payments be due and payable to you after the Severance Period.

For purposes of this Offer Letter, the term "Cause" shall mean your: (a) breach of any material provision of this Offer Letter; (b) gross negligence in connection with the performance of your duties, obligations or responsibilities to ON Semi, or willful failure to perform your duties, obligations or responsibilities to ON Semi to the best of your ability; (c) breach of your fiduciary duty to ON Semi; (d) engaging in any misconduct, fraud or dishonesty involving the business of ON Semi, or any other activity otherwise determined to be materially detrimental or injurious to the ON Semi's reputation; or (e) commission of a felony or a crime involving moral turpitude, each as determined by the Compensation Committee of the Board and the Chief Executive Officer in their discretion. For purposes of this Offer Letter, the term "Good Reason" shall mean: (i) a material breach of this Offer Letter by On Semi or (ii) a material diminution of your duties and responsibilities as described in this Offer Letter, provided that in either case you notify On Semi within thirty (30) days after the event or events which you believe constitute Good Reason and describe in such notice in reasonable detail such event or events and provide On Semi a reasonable time to cure such breach or diminution (not to exceed thirty
(30) days).
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Donald Colvin Letter
March 14, 2003

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You understand and agree that neither the granting of any benefits set forth in this Offer Letter, nor this Offer Letter shall constitute or be evidence of any agreement or understanding, either expressed or implied, on the part of ON Semi to employ you for any definite period of time. You are an "at-will" employee, which means that you or ON Semi may terminate the employment relationship at any time and for any reason, with or without notice and with or without Good Reason or Cause.

Notwithstanding your at-will status, if you fail to commence employment, voluntarily terminate your employment with ON Semi, or are terminated for Cause, you will not be entitled to start/continue the benefits set forth above, including, without limitation, each of the benefits listed under "Certain Other Benefits" of this Offer Letter. ON Semi is under no obligation to authorize, pay, or reimburse you for any expenses associated with your benefits or this Offer Letter until we receive a signed Offer Letter from you.

CODE OF BUSINESS CONDUCT AND DRUG TEST

Enclosed is a copy of ON Semi's Code of Business Conduct ("Code"), which explains ON Semi's principles in this important subject area and the importance of adhering to the highest standards of business conduct. We expect every ON Semi employee to follow these principles and to read and understand the contents of this booklet. When you report to work, you will be required to sign a certificate indicating that you have read and understand the Code and that you commit to follow the guidelines contained in the booklet. You will also be asked to disclose any potential issues that you may have that pertain to these guidelines. We will be discussing the subject matter in greater detail in your orientation session.

ON Semi is committed to providing a drug-free workplace. Therefore, all prospective employees are required to undergo a drug test before becoming an ON Semi employee. By accepting this employment offer you agree to participate in a pre-employment drug-screening test and understand that employment is contingent upon successfully passing such a test. If you require further information, please notify me so that we can address any issues or concerns you may have. In order to allow sufficient time for processing; please complete the drug-screening test within 10 days of acceptance of this offer.

OTHER

By signing this Offer Letter, you acknowledge that your acceptance of this offer and future performance of services hereunder will not violate any other agreement or obligation that you may have with any of your current or former employers or other third parties. You agree that you will not use or disclose any confidential or proprietary information of any former employer in connection with the services performed hereunder for ON Semi.

As used in this Offer Letter, commencement date shall mean the first day you render compensable services to ON Semi. You further agree and acknowledge that this Offer Letter contains all of the terms of our offer of employment with ON Semi, and that you have not relied
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Donald Colvin Letter
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on any oral or written representations that are not explicitly set forth in this
Offer Letter in deciding whether to accept this offer. Your commencement date will be no later than March 17, 2003.

OFFER ACCEPTANCE

Please indicate your acceptance of this offer by signing below and returning this letter to the undersigned. A second copy of this letter is provided for your personal files.

We are confident ON Semi can offer you a challenging and rewarding job opportunity, and we look forward to you joining our team.

Very truly yours,

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC


By: /s/   Keith D. Jackson
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Its: President and Chief Executive Officer

I hereby accept this Offer Letter and its conditions and terms:

/s/  DONALD COLVIN           Dated: March 14, 2003
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Donald Colvin